EXHIBIT 10.1
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                               RETENTION AGREEMENT

         THIS AGREEMENT is entered into as of August 11, 2005 by and between Levin Management Co., Inc. and BKF CAPITAL GROUP, INC., both Delaware corporations (referred to collectively herein as the "Company"), and PHILIP FRIEDMAN ("Employee").

                               W I T N E S S E T H

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital employee infrastructure to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

         WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Employee's and certain other employees of the Company (identified below) continued services and to ensure Employee's and such other employees' continued and undivided dedication to his and their duties, respectively; and

         WHEREAS, the Board has authorized the Company to enter into this Agreement,

         NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  (a)      "Board" means the Board of Directors of the Company.

                  (b) "Cause" means: (i) the willful and continued failure of Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such failure subsequent to Employee being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties and Employee has not cured to the satisfaction of the Board any such failure that is capable of being cured in all respects within ten (10) days of receiving such written demand; (ii) the willful engaging by Employee in misconduct which is demonstrably and materially injurious to the Company or its affiliates; or (iii) Employee's conviction of, or plea of guilty or no contest to, any felony. For purpose of the preceding sentence, no act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of an officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. "Cause" shall not include mere poor performance or underperformance of the Company's Long Only Investment and Trading Group


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and/or any fund(s) managed by it and/or Employee. The Company must notify
Employee of any event constituting Cause within thirty (30) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

                  (c) "Date of Termination" means (i) the effective date on which Employee's employment by the Company terminates as specified in a prior written notice by the Company or Employee, as the case may be, to the other, delivered pursuant to Section 10 or (ii) if Employee's employment by the Company terminates by reason of death, the date of death of Employee.

                  (d) "Disability" means termination of Employee's employment by the Company due to Employee's absence from Employee's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Employee's incapacity due to physical or mental illness; PROVIDED, THAT, the Company may not terminate the Employee's employment as a result of Disability unless it has first given the Employee notice of such termination and, within thirty (30) days after such notice is given, the Employee has not returned to the full-time performance of the Employee's duties.

                  (e) "Good Reason" means, without Employee's express written consent, the occurrence of any of the following events:

                           (i)      (A) any change in the duties or
                  responsibilities (including reporting responsibilities) of Employee that is inconsistent in any material and adverse respect with Employee's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Employee's titles or offices with the Company;

                           (ii) a reduction by the Company in Employee's rate of annual base salary as the same may be increased from time to time thereafter;

                           (iii) any requirement of the Company that Employee be based anywhere other than the office where Employee is located at the date of this Agreement, if such relocation increases Employee's commute by more than thirty-five (35) miles;

                           (iv) the failure by the Company or any of its affiliates to pay any compensation to Employee within seven
                  (7) days of its becoming due; or

                           (v) the failure of the Company to obtain the assumption (and, if applicable, guarantee) of this Agreement from any successor (and Parent Corporation) as contemplated in
                  Section 9(b);

PROVIDED, that, in the case of any event described in clauses (i) through (v) which is an isolated, insubstantial and inadvertent event, the Company has not cured such change, reduction, requirement or failure within thirty (30) days after receiving written notice thereof from Employee.


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                  (f)      "Qualifying Termination" means a termination of
Employee's employment: (i) by the Company other than for Cause; (ii) by Employee for Good Reason; or (iii) due to his death or Disability.

                  (g) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

         2. TERM: The term of this Agreement shall run from the date set forth above through December 31, 2005 except that the respective provisions of
Section 3 (to the extent any amount due under such section shall not have been paid by December 31, 2005), Section 4, Section 7 and Section 8 shall survive the expiration of the term.

         3.       PAYMENTS

                  A.   2005 COMPENSATION

                  (a) Employee's annual base salary, and the annual base salary of Jack Murphy ("Murphy"), shall be increased on a going forward basis effective August 1, 2005 for the remainder of the term hereof to $800,000, without retroactive adjustment for periods prior August 1, 2005.

                  (b) Except as otherwise provided below, for the calendar/compensation year 2005, the Company shall pay the below identified members (the "Group Members") of the 2005 Long Only Investment and Trading Group (the "Group"), which Group is currently headed by Employee, a total minimum cash bonus compensation (inclusive of 401k contributions made by the Company, consistent with prior policy) of $7,012,740 ("Group Minimum Bonus Compensation Pool"), consisting of the Group Members' total 2004 and/or 2004 annualized cash bonuses of $5,612,740 plus an additional $1,400,000. Each Group Member shall be paid his/her 2005 bonus on or before January 15, 2006.

                  (c) Notwithstanding anything to the contrary stated above, the Group Minimum Bonus Compensation Pool may be allocated between and/or among Employee, Murphy, the Group Members and/or "Other Group Members" (as defined below), or some of them. Such allocation - whether to Employee, Murphy, any Group Members and/or any Other Group Members -- shall be made at the sole and exclusive discretion of Employee (unless Employee leaves the Company for any reason, in which case Employee and the Company agree that such allocation shall be made at the sole


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                           and exclusive discretion of Murphy) and shall be
                           delivered to the Company in writing on or about December 15, 2005. In the event Employee (or Murphy as the case may be) fails to timely deliver the aforesaid written allocation, the Company shall advise Employee (or, again, Murphy as the case may be) in writing, and the Employee (or, again, Murphy as the case may be) shall deliver such written allocation within three business days of the Company's aforesaid notice. In the event neither Employee nor Murphy are employed by the Company and hence do not make the aforesaid allocation, each Group Member shall be paid; (i) a 2005 cash bonus equal to his/her 2004 cash bonus, or in the event the Group Member commenced employment with the Group after January 1, 2004, his or her 2004 cash bonus annualized for a full year; and (ii) his/her PRO RATA, portion of the aforesaid $1.4 million (based upon such individual's respective total 2004 cash and equity (for this purpose, "equity" means the value (as determined by the Company in good faith) of any equity awarded in 2004 as measured at the time of the award) compensation (annualized where applicable)). In no event shall any Group Member receive an allocation from the Group Minimum Bonus Compensation Pool if he or she is involuntarily terminated for cause (in the case of Employee, if he is involuntarily terminated for "Cause" or if he voluntarily terminates employment without Good Reason, as such terms, respectively, are defined herein). For purposes of this Agreement, "cause" with respect to any Group Member (other than Employee), Other Group Member, Subsequent Group Member (as defined herein) or Separate Group Member (as defined herein), shall have the same meaning as the "Cause" definition under Section 1(b), as applicable to Employee, except that it shall apply to actions taken (or failed to be taken) by the individual to whom it applies.

                  (d)      The Group Members are:

                                   Rai Archibold
                                   Barbara Augustin
                                   Karen Beyer
                                   Liz Boardman
                                   Peter Dannenbaum
                                   Philip Friedman
                                   Phyllis Head
                                   David Heide
                                   Bart Ice
                                   Kathy Knox
                                   Jack Murphy
                                   James Mylett


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

                                   Marc Nabi
                                   Ben Shyman
                                   Neil Stein
                                   David Sultan
                                   Mike Vecchiarelli
                                   Mark Werst

                  (e) In the event a Group Member (other than Employee) who was employed in the Group in 2004 is terminated without cause, dies or terminates due to a disability on or before December 31, 2005, he/she, or his/her estate, shall be paid a minimum 2005 cash bonus, within thirty days, at least equal to his/her 2004 cash bonus, provided, however, that in the event such Group Member was employed by the Group for less than all of 2004, he/she shall, or his/her estate, shall instead be paid at least his/her 2004 bonus annualized for a full year (E.G., a person who commenced employment with the Group on July 1, 2004, who received a cash bonus for 2004 of $50,000, and who is terminated without Cause shall be paid a minimum cash bonus for 2005 of $100,000).

                  (f) The Group Minimum Bonus Compensation Pool shall exclude and be in addition to any payments made from the other Alternative groups (including without limitation SR Capital, RCL Capital, Island Drive, and/or any other Alternative Group).

                  (g) Any Group Member (other than Employee) or Other Group Member who voluntarily resigns for any reason or whose employment is terminated for cause prior to December 31, 2005, shall not be paid a bonus for 2005, and the amount of his/her 2004 cash bonus, or annualized cash bonus in the event the Group Member joined the Group after January 1, 2004, shall be deducted from the Group Minimum Bonus Compensation Pool.

                  (h) Any person who joins the Group in 2005 after execution of this Agreement ("Subsequent Group Member") shall be paid a 2005 cash bonus by the Company pursuant to a separate written agreement and not from the Group Minimum Bonus Compensation Pool.

                  (i) The following persons (the "Separate Group Members") shall also be paid 2005 cash bonus compensation by the Company, separate from and outside of the Group Minimum Bonus Compensation Pool, as follows: (i) Dan Aron, Chris Susanin and Ari Zweiman - each in amounts at least equal to their respective 2004 cash and equity bonuses; (ii) Les Ravitz - an amount at least equal to his 2004 cash and equity bonus annualized for a full year; (iii) John


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

                           O'Donnell - at least 25% of his 2005 annualized salary in cash; (iv) Marvin Fong - at least 25% of his 2005 annualized salary in cash; (v) Kendall Hochman - an amount at least equal to his 2004 cash bonus annualized for a full year multiplied by a fraction with the numerator being the number of business days he works during 2005, if any, and the denominator being 235; and (vi) Jordan Alexander and Steve Friscia - each to be paid a cash bonus at least equal to 50% of their combined 2004 cash bonuses. Such bonuses shall be paid on or before January 15, 2006. Additionally, the Company shall award to each of Jordan Alexander and Steve Friscia 4,500 shares of BKF stock, such stock award shall be separate from and outside of the Group Minimum Bonus Compensation Pool and shall vest and be delivered to them in equal tranches on December 31, 2005, 2006 and 2007, respectively, so long as they do not resign and are not terminated for cause prior to such dates. In the event a Separate Group Member is terminated without cause, dies or terminates employment due to a long-term disability, he/she shall be paid, within thirty days of such termination date, a 2005 cash bonus in an amount at least equal to the amount he/she would have been paid had he/she not been terminated without cause, died or terminated due to a disability (and with respect to Jordan Alexander and Steve Friscia, they shall at the same time be vested in and distributed their aforesaid BFK shares to the extent not already done).

                  (j) The Subsequent Group Members and Separate Group Members are collectively referred to herein as the "Other Group Members." The parties to this Agreement acknowledge and agree that a reason this Agreement is being entered into is to induce Murphy, the Group Members and other Group Members to remain with the Company, and that, as such, Murphy, the Group Members and other Group Members are intended to be, and are, third party beneficiaries to this Agreement, and thus have the right to enforce this Agreement. Such third-party beneficiary rights shall cease if any such individual enters into a separate agreement with the Company which specifically acknowledges the cessation of such rights.

                  (k) Any terminations from or new hires to the Group, or any changes to any Group Member's or Other Group Member's base salary, made by the Company in 2005 after the date hereof shall not adversely affect any Group Member's, Other Group Member's, Separate Group Member's or Subsequent Group Member's right, if any, to (i) participate in the Group Minimum Bonus Compensation Pool or (ii) receive severance benefits as provided hereunder


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

                           unless, if Employee is then still employed by the Company, Employee consents thereto.

                  (l) To the extent the Company does not timely and fully make the aforesaid Group Minimum Compensation Pool payment and other payments/awards set forth herein, in whole or in part, it is agreed that such failure shall increase the Group Minimum Compensation Pool by: (i) interest at the rate and in the manner set forth in the New York C.P.L.R. for a breach of contract (from December 31, 2005, until the date paid); and (ii) 25% of the unpaid principal
                           amount(s), and the Company shall also pay all reasonable attorneys' fees and costs incurred in connection with efforts by Employee and/or others to be paid such compensation.

                  B.       UPON TERMINATION OF EMPLOYMENT.

                  (a) QUALIFYING TERMINATION - SEVERANCE. If on or prior to December 31, 2005, the employment of Employee shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Employee, within ten
(10) days following the Date of Termination, a lump-sum cash amount equal to the sum of: (A) Employee's unpaid base salary through December 31, 2005; (B) the amount of Employee's 2004 cash bonus plus $700,000; and (C) any accrued and unused vacation pay. Similarly, if on or prior to December 31, 2005, the employment of Murphy shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Murphy, within ten (10) days following the Date of Termination, a lump-sum cash amount equal to the sum of: (A) Murphy's unpaid base salary through December 31, 2005; (B) the amount of Murphy's 2004 cash bonus plus $700,000; and (C) any accrued and unused vacation pay.

                  (b) QUALIFYING TERMINATION - BENEFITS. If, on or prior to December 31, 2005, the employment of Employee shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of eighteen months following Employee's Date of Termination, Employee (and Employee's dependents, if applicable) with the same level of medical and life insurance benefits upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee's Date of Termination; PROVIDED, that if Employee cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Employee's eligibility, but only to the extent that the Company reimburses Employee for any increased cost and provides any additional benefits necessary to give Employee the benefits provided hereunder.

                  (c) NONQUALIFYING TERMINATION. If on or prior to December 31, 2005, the employment of Employee shall terminate other than by reason of a Qualifying


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Termination, then the Company shall pay to Employee within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of:
(i) Employee's base salary through the Date of Termination; and (ii) any accrued vacation pay, in each case to the extent not theretofore paid.

                  C. COUNSEL FEES. The Company shall promptly and directly pay the legal fees incurred by Employee in connection with the negotiation of this Agreement, up to $35,000, upon presentation of an invoice for same.

         3. WITHHOLDING TAXES. The Company may withhold from all payments due to Employee (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom and any additional amounts which the Employee has agreed to have withheld.

         4. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Employee, on a current basis for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof); PROVIDED that Employee shall be required to repay any such amounts to the Company unless Employee prevails on any material issue which is a subject of such contest or dispute.

         5.       PROTECTION OF THE FIRM'S INTERESTS.

                  (a) Confidentiality. As a condition of his employment, the Employee shall be required to execute the Company's standard proprietary inventions and confidentiality agreement. In addition, the Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company or its affiliates or subsidiaries, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Employee covenants and agrees that he will not at any time, except in performance of his obligations hereunder, or with the prior written consent of the Board, or as otherwise required by law, directly or indirectly disclose to any person any secret or confidential information that he may learn or has learned by reason of his association with the Company, or any of its predecessors, subsidiaries and affiliates. The term "CONFIDENTIAL INFORMATION" means any information not previously disclosed or otherwise available to the public or to the trade with respect to the Company's, or any of its predecessors', affiliates' or subsidiaries' products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities. Nothing herein shall preclude Employee from disclosing such confidential information necessary to receive advice from his lawyers, accountants and tax advisers.

                  (b) Exclusive Property. The Employee confirms that all confidential information is and shall remain the exclusive property of the Company, its affiliates and


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

subsidiaries. All business records, papers and documents kept or made by the Employee relating to the business of the Company, its predecessors, affiliates and subsidiaries shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Employee shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not made available to the public, or records and documents made by the Employee or coming into his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries.

                  (c) During the Employee's employment with the Company and after a resignation by the Employee without Good Reason, Employee shall not, through December 31, 2005 (the "Restricted Period"), whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or any "Person" (as defined below) other than the Company or its "Affiliates" (as defined below):

                           (i) directly or indirectly solicit or induce any Person for the purpose of (A) causing any funds (other than funds of which Employee and/or members of his Immediate Family are the sole beneficial owners) with respect to which the Company or its Affiliates provides Investment Management Services to be withdrawn from such management, or (B) causing any "Client" (as defined below), including any Potential Client, not to engage the Company or any of its Affiliates to provide Investment Management Services for any additional funds; provided, however, that this clause (i)(B) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of Employee;

                           (ii) directly or indirectly solicit or induce any Past Client on behalf of any Person other than the Company or its Affiliates for the purpose of providing Investment Management Services; provided, however, that this clause (ii) shall not be applicable to Past Clients who are also members of the Immediate Family of Employee; or

                           (iii) (A) directly or indirectly solicit or induce, or attempt to solicit or induce any employee or agent of, or consultant to, the Company or any of its Affiliates to terminate its, his or her relationship therewith, (B) hire any employee, external researcher or similar agent or consultant, or former employee, external researcher or similar agent or consultant of the Company or any of its Affiliates who was employed by or acted as an external researcher or similar agent or consultant of the Company or its Affiliates at any time during the one (1) year period preceding such hiring of such Person or (C) work in any enterprise involving Investment Management Services with any employee, external researcher or similar agent or consultant or former employee, external researcher or similar agent or consultant, of the Company or its Affiliates who was employed by or acted as an agent or consultant to the Company or its Affiliates at any time during the one (1) year period preceding the termination of Employee's employment (excluding for all purposes of this sentence, secretaries and persons holding other similar positions).

For purposes of this Section 5,

the term "Past Client" shall mean at any particular time, any Person who at any point prior to such time is known to the Employee to have been an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or any of its Affiliates, but at such time is not an advisee or investment advisory customer or client of, or recipient of Investment Management Services from the Company or any of its Affiliates; provided however, that the term "Past Client" shall be limited to those Past Clients who were recipients of Investment Management Services, directly or indirectly, from the Company or its Affiliates at the date of termination of Employee's employment or at any time during the one (1) year immediately preceding the date of such termination;

the term "Potential Client" shall mean, at any particular time, any Person to whom the Company or any of its Affiliates, or any director, officer employee, agent or consultant (or persons acting in any similar capacity) of the Company or any such Affiliate (acting on its behalf), has, to the knowledge of the Employee, within one (1) year prior to such time, offered (whether by means of a personal meeting or by telephone call, letter, written proposal or otherwise) to provide Investment Management Services, but who is not at such time an investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or any of its Affiliates (directly or indirectly). The preceding sentence is meant to exclude (i) advertising, if any, through mass media in which the offer, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events and (ii) "cold calls" and mass-mailing form letters, in each case to the extent not directed towards any particular Person and not resulting in an indication of interest or a request for further information;

the term "Present Client" shall mean, at any particular time, any Person who is, to the knowledge of the Employee, at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or its Affiliates (directly or indirectly);

the term "Client" shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each Client, the term shall also include any Persons which are known to Employee to be Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them; (ii) with respect to any Client that is a collective investment vehicle (provided that, for the avoidance of doubt, a 401(k) retirement plan shall not itself be considered a "collective investment vehicle" except to the extent Employee (as applicable) has actual knowledge of the identities of investors therein), the term shall also include any investor or participant in such Client; and (iii) with respect to any Client that is a trust or similar entity, the term shall include the settler and each of the beneficiaries of such Client and the Affiliates and Immediate Family members of any such Persons (and, for the avoidance of doubt, the Company will provide Employee with a list of "Clients" within five business days following Employee's termination of employment during the term hereof);


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the term "Immediate Family" shall mean, with respect to any individual, such individual, the individual's spouse; the descendants (natural or adoptive, of the whole or half blood) of such individual, such individual's spouse and the parents (natural or adoptive) of such individual or such individual's spouse; the grandparents and parents (natural or adoptive) of such individual or such individual's spouse; the aunts and uncles of such individual or such individual's spouse; and the siblings and their children (natural or adoptive) of such individual or such individual's spouse;

the term "Investment Management Services" shall mean any services (including sub-advisory services) which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) of any Person other than the Company or its Affiliates for compensation and (b) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any Person other than the Company or any of its Affiliates for compensation, and performing activities related or incidental thereto;

the term "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentally thereof or other entity or organization of any kind; and

the term "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with that first Person. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract, or otherwise.

Notwithstanding the provisions of this Section 5, Employee may following the termination of his employment during the Restricted Period make passive personal investments in an enterprise which is competitive with the Company or its Affiliates, the shares or other equity interests of which are publicly traded; provided, his holdings therein, together with any holdings of his Affiliates and members of his Immediate Family, are less than three percent (3%) of the outstanding shares or comparable interests in such entity.

For the avoidance of doubt, notwithstanding the provisions of this Section 5, the Employee shall not be subject to the restrictions set forth in this Section 5(c) of this Agreement following his Termination Without Cause, his Termination With Cause, his Termination due to Disability, or his Resignation With Good Reason. Moreover, the Employee shall not be subject to any of the restrictions set forth in this Section 5(c) of this Agreement following the expiration of this Agreement -- to wit December 31, 2005.

Upon any knowing, material violation of this Section 5, the Company shall have no further obligations to Employee hereunder.

INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the

Employee acknowledges that a breach of any of the covenants contained in this
Section 5 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, its affiliates or subsidiaries, shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5.

         6. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle Employee to continued employment with the Company or its Subsidiaries; PROVIDED, that any termination of Employee's employment shall be subject to all of the provisions of this Agreement.

         7. NO MITIGATION. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as may be provided in Section 3(B)(b), such amounts shall not be reduced whether or not Employee obtains other employment.

         8. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for against and for any and all costs, expenses, liabilities, losses, fees (including without limitation attorneys' and/or other professional fees, disbursements and charges), awards, judgments, penalties, fines, verdicts, taxes, penalties, sanctions and interests, arising out of any and all acts and/or omissions, or claimed acts and/or omissions, in his capacity as an officer, director, manager, agent, representative, member and/or employee of the Company, to the maximum extent permitted under the greater of: (a) any Company corporate governance document (such as a bylaw or articles of incorporation); or
(b) applicable law. Employee shall further be entitled to a prompt advancement of any and all reasonable costs, expenses, disbursements, and fees (including without limitation attorneys' and/or other professional fees, disbursements and charges) incurred or to be incurred by him in connection with an actual or threatened civil, criminal, regulatory, arbitral, governmental, administrative and/or other action of other proceeding, or investigation, arising out of any and all acts and/or omissions, or claimed acts and/or omissions, in his capacity as an officer, director, manager, agent, representative, member and/or employee of the Company in accordance with Company policy. The Company shall also maintain a Director's and Officer's Liability Insurance Policy which shall provide liability coverage for Employee's benefit, on terms no less favorable to him in any respect than the coverage provided to any other officer, director, manager, agent, representative, member or employee of the Company of similar status, and the Employee shall remain covered under such policy for so long as Employee is employed by the Company and for such period after his Date of Termination as provided to other similarly situated employees of the Company from time to time. Nothing in this Agreement shall operate to limit or extinguish any rights (whether to indemnification, contribution, or otherwise) that Employee may otherwise have (including without limitation under any agreement or under the law).

         9.       SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall not be terminated by any business combination to which the Company is a party ("Business Combination"). In the event of any Business Combination during the Term, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

                  (b) The Company agrees that in connection with any Business Combination during the Term, it will cause any successor entity to the Company unconditionally to assume (and for any Parent Corporation in such Business Combination to guarantee), by written instrument delivered to Employee (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Employee to compensation and other benefits from the Company in the same amount and on the same terms as Employee would be entitled hereunder if Employee's employment were terminated without Cause or for Good Reason. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Employee.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee shall die while any amounts would be payable to Employee hereunder had Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

         10.      NOTICE

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee:

                  Philip Friedman
                  1111 Park Avenue, Apt. 2B
                  New York, NY  10128

                  With a copy to:

                  David Wechsler, Esq.
                  Wechsler & Cohen LLP
                  116 John Street
                  33rd Floor
                  New York, NY 10038

                  If to the Company:

                  Levin Management Co., Inc
                  1 Rockefeller Plaza
                  New York, New York 10020
                  Attn: Norris Nissim

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of Employee's Date of Termination by the Company or Employee, as the case maybe, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) days (thirty (30) days, if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Employee or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee's or the Company's rights hereunder.

         11. FULL SETTLEMENT. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Employee under any other severance or employment agreement between Employee and the Company, and any severance plan of the Company. The Company's obligations herein shall not be affected by any set-off, counterclaim, recoupment, defense or other claim or action which the Company may have against Employee or others, except with respect to any claim, obligation, right or action which arises during the term hereof.

         12. RESOLUTION OF DISPUTES. All claims by the Employee for benefits under this Agreement shall first be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Board a decision by the Board within sixty (60) days after notification by the Board that the Employee's claim has been denied. Thereafter, any disputes shall be submitted for resolution, on expedited basis, to the American Arbitration Association ("AAA"), to be decided by the three arbitrators in New York, New York. New York law shall govern any such dispute, and the AAA rules governing employment disputes shall control and be applied. The Company shall be responsible for and pay any and all AAA (including arbitrator) fees in excess of those normally charged in a judicial proceeding filed in the New York Supreme Court. The parties shall bear their own legal fees. The award may be confirmed in any New York state or federal court of competent jurisdiction.

         13. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with, any Subsidiary.

         14. SURVIVAL. The respective obligations and benefits afforded to the Company and Employee as provided herein, as applicable, shall survive the termination of this Agreement.

         15. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

         16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         17. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Employee or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder, including, without limitation, the right of Employee to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Employee, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Employee, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the day and year first above written.

                                          LEVIN MANAGEMENT CO., INC

                                          By: /s/ Norris Nissim
                                              ----------------------------------
                                          Name:  Norris Nissim
                                          Title: Vice President, General Counsel
                                                 and Secretary


                                          BKF CAPITAL GROUP, INC

                                          By: /s/ Glenn A. Aigen
                                              ----------------------------------
                                              Name:  Glenn A. Aigen
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

                                             /s/ Philip Friedman
                                             -----------------------------------
                                             Philip Friedman